Exhibit 99.2

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	Sam Brown Inc. (Media Inquiries)
Investor Relations	Mike Beyer
(610) 941-5675	(773) 463-4211
www.genaera.com	beyer@sambrown.com

GENAERA CORPORATION COMPLETES STRATEGIC REVIEW AND ANNOUNCES PLAN TO FOCUS RESOURCES ON OBESITY AND ASTHMA PROGRAMS

Plymouth Meeting, PA – April 10, 2007 – Genaera Corporation (NASDAQ: GENR) today announced that its Board of Directors has approved management’s plan to focus corporate resources on the development of trodusquemine (MSI-1436) for the treatment of obesity. Trodusquemine development, along with Genaera’s partnership with MedImmune, Inc. on the development of anti-interleukin-9 (IL9) antibody for the treatment of asthma, will form the cornerstone of Genaera’s research activities over the next year. In connection with this realignment, Genaera will reduce its workforce by approximately 30 percent over the next three months and pursue the divestiture of certain non-core assets.

“We have conducted an exhaustive review of our strategic alternatives in the wake of the termination of the EVIZON wet AMD program in January, and we have determined that our best opportunities for success moving forward are to concentrate our internal efforts on progressing trodusquemine efficiently into the clinic, while MedImmune continues to advance development of our anti-IL9 antibody,” said Jack Armstrong, President and Chief Executive Officer of Genaera. “We believe that this research focus and our strong cash position will allow us to capitalize on the clinical promise and market potential of these exciting programs and deliver the inherent value of the science and technology underlying the Genaera research pipeline.”

Trodusquemine (MSI-1436) is a centrally-acting appetite-suppressant and the first highly selective inhibitor of protein tyrosine phosphatase 1B (PTP1B), an enzyme target for the treatment of diabetes and obesity. MSI-1436 produces consistent, sustainable weight loss in a variety of animal models and appears to overcome metabolic readjustment, which often limits sustained weight loss during caloric restriction. In addition, MSI-1436 has shown the ability to reverse co-morbidities associated with obesity such as abnormal glucose metabolism and cholesterol elevation. Genaera expects to initiate a phase 1 clinical study of trodusquemine by the end of the second quarter of 2007.

The anti-IL9 antibody, MEDI-528, is currently in phase 2 for the treatment of asthma. IL9 has been implicated in the pathogenesis of asthma and other respiratory diseases. Data from studies in preclinical models of asthma suggest that IL9 neutralizing monoclonal antibodies may help reduce airway hyper-reactivity, mucous production and inflammation. Anti-IL9 technology, based on Genaera research, has been licensed to MedImmune, Inc. to develop and commercialize. Genaera could receive up to $54.0 million in future milestone payments and is entitled to royalties on sales of commercial products resulting from the collaboration.

The Company estimates that it will incur restructuring charges of approximately $0.5 million in the second and third quarters of 2007 associated with the reduction in force. As of December 31, 2006, Genaera had cash and cash equivalents of approximately $33.8 million. The Company believes that cash on hand is sufficient to fund operations through 2008.

About Genaera

Genaera Corporation is a biopharmaceutical company focused on the development of innovative drug candidates in the areas of obesity, metabolic diseases and asthma. The Company is focusing on the development of trodusquemine (MSI-1436) as a treatment for obesity and the continuation of the anti-IL9 antibody program for the treatment of asthma. Genaera’s other compounds include LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease; squalamine for the treatment of cancer; and LOCILEX™ (pexiganan acetate), a topical antimicrobial.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.